                                                               EXHIBIT 10.12

                               SEVERANCE AGREEMENT

         AGREEMENT made as of the 22nd day of May, 2002 by and between Donald W. Kappauf, residing at 1044 Tullo Farm Road, Bridgewater, New Jersey 08807 (hereinafter referred to as the "Executive") and TEAMSTAFF, INC., a New Jersey corporation with principal offices located at 300 Atrium Drive, Somerset, New Jersey 08873 (the "Company").

         WHEREAS, the Board of Directors (the "Board") of the Company recognizes that the possibility of a termination without Cause (as defined below), and the possibility of a Change in Control (as defined below), can create significant distractions for its key management personnel because of the uncertainties inherent in such situations; and

         WHEREAS, the Board has determined that it is essential and in the best interest of the Company and its stockholders to retain the services of the Executive, in general and particularly in the event of a threat or the occurrence of a Change in Control, and to ensure his continued dedication and efforts in such event without undue concern for his personal financial and employment security; and

         WHEREAS, in order to induce the Executive to remain in the employ of the Company, in general and particularly in the event of a threat or the occurrence of a Change in Control, and to ensure the Executive agrees to a restrictive covenant necessary to effectuate a transaction in the interests of the Company's shareholders, the Company desires to enter into this Agreement with the Executive to provide the Executive with certain benefits in the event his employment is terminated without Cause or as a result of, or in connection with, a Change in Control and to provide the Executive with certain other benefits whether or not the Executive's employment is terminated.

         NOW, THEREFORE, it is agreed as follows:

         1. TERM OF AGREEMENT. This Agreement shall commence as of May 22, 2002, and shall continue in effect until September 30, 2003; provided, however, that commencing on September 30, 2003 and on each September 30th thereafter, the term of this Agreement shall automatically be extended for one (1) year, unless either the Company or the Executive shall have given written notice to the other, at least one hundred eighty (180) days prior thereto, that the term of this Agreement shall not be so extended; and provided, further, that notwithstanding any such notice by the Company not to extend, the term of this Agreement shall not expire prior to the expiration of twenty-four (24) months after the occurrence of a Change in Control which occurs during the term of this Agreement.

         2. DEFINITIONS

         2.1 ACCRUED COMPENSATION. "Accrued Compensation" shall mean an amount which shall include all amounts earned or accrued through the "Termination Date" (as defined below) but not paid as of the Termination Date, including (i) base salary, (ii) reimbursement for business expenses incurred by the Executive on behalf of the Company, pursuant to the Company's expense reimbursement policy in effect at such time, (iii) car allowance, (iv) discretionary time and vacation pay, (v) Gross Up Payments, and
(vi) bonuses and incentive compensation (other than the "Pro Rata Bonus" (as defined below)).

         2.2 BASE AMOUNT. "Base Amount" shall mean the greater of the Executive's annual base compensation (a) at the rate in effect on the Termination Date or (b) at the highest rate in effect at any time during the ninety (90) day period prior to the Termination Date or a Change in Control, and shall include all amounts of his base compensation that are reported as income; provided however, Base Amount shall not include the Bonus Amount or any other payment contingent on performance.

         2.3 BONUS AMOUNT. "Bonus Amount" shall mean the greater of the most recent annual bonus paid or payable to the Executive, or, if greater, the annual bonus paid or payable for the full fiscal year ended prior to the fiscal year during which a Termination Date or a Change in Control occurred.

         2.4 CAUSE. "Cause"shall mean if the Executive has been convicted of a felony or the termination is evidenced by a resolution adopted in good faith by two-thirds of the Board that the Executive (a) intentionally and continually failed substantially to perform his reasonably assigned duties with the Company (other than a failure resulting from the Executive's incapacity due to physical or mental illness or from the assignment of duties that would constitute "Good Reason"), which failure continued for a period of at least thirty (30) days after a written notice of demand for substantial performance has been delivered to the Executive, specifying the manner in which the Executive has failed substantially to perform, or (b) intentionally and continually failed substantially to follow or perform the lawful directives of the Chairman of the Board of Directors (other than a failure resulting from the Executive's incapacity due to physical or mental illness or from the establishment of directives that would constitute "Good Reason"), which failure continued for a period of at least thirty (30) days after written notice of demand for compliance or substantial performance has been delivered to the Executive, specifying the manner in which the Executive has failed substantially to perform or comply. No act, nor failure to act, on the Executive's part, shall be considered "intentional," unless the Executive has acted, or failed to act, with a lack of good faith or with a lack of reasonable belief that the Executive's action or failure to act was in the best interest of the Company.

         2.5 CHANGE IN CONTROL. For purposes of this Agreement, a "Change in Control" shall mean any of the following events:

         (a)(i) An acquisition (other than directly from the Company) of any voting securities of the Company (the "Voting Securities") by any "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of twenty percent (20%) or more of the combined voting power of the Company's then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in a "Non-Control Acquisition" (as defined below) shall not constitute an acquisition which would cause a Change in Control. A "Non-Control Acquisition" shall mean an acquisition by (1) an employee benefit plan (or a trust forming a part thereof) maintained by (x) the Company or (y) any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company (a "Subsidiary"), or (2) the Company or any Subsidiary.

                  (ii) Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because a Person (the "Subject Person") gained Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

         (b) The individuals who, as of the date this Agreement is approved by the Board, are members of the Board (the "Incumbent Board"), cease for any reason to constitute at least two-thirds of the Board; provided, however, that if the election, or nomination for election by the Company's stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered and defined as a member of the Incumbent Board; and provided, further, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest"), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

         (c) Approval by stockholders of the Company of:

                  (1) A merger, consolidation or reorganization involving the Company, unless

                           (i) the stockholders of the Company, immediately
                  before such merger, consolidation or reorganization, own, directly or indirectly immediately following such merger, consolidation or reorganization, at least eighty-five percent (85%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the "Surviving Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization,

                           (ii) the individuals who were members of the
                  Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least two-thirds of the members of the board of directors of the Surviving Corporation, and

                           (iii) no Person (other than the Company, any
                  Subsidiary, any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Corporation or any Subsidiary) has Beneficial Ownership of twenty percent (20%) or more of the combined voting power of the Surviving Corporation's then outstanding voting securities, a transaction described in clauses (i) through (iii) shall herein be referred to as a "Non-Control Transaction"; or

                  (2) An agreement for the sale or other disposition of all or substantially all of the assets of the Company, or of a significant subsidiary, to any Person, other than a transfer to a Subsidiary, in one transaction or a series of related transactions. For purposes of this subparagraph 2.5 (c) (2), "significant subsidiary " shall mean any subsidiary or business division of the Company which accounts for more than 40% of the Company's income, revenue or gross profits, and shall include Staff Rx.

                  (3) The stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company.

         (d) Notwithstanding anything contained in this Agreement to the contrary, if the Executive's employment is terminated prior to a Change in Control and the Executive reasonably demonstrates that such termination (i) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control (a "Third Party") or (ii) otherwise occurred in connection with, or in anticipation of, a Change in Control, then for all purposes of this Agreement, the date of a Change in Control with respect to the Executive shall mean the date immediately prior to the date of such termination of the Executive's employment.

         2.6 COMPANY. For purposes of this Agreement, "Company" shall mean TeamStaff, Inc. and shall include its "Successors and Assigns" (as defined below).

         2.7 CONTINUATION BENEFITS. "Continuation Benefits" shall be the continuation for a period of twenty-four (24) months from the Termination Date (the "Continuation Period") at the Company's expense on behalf of the Executive and his dependents and beneficiaries, of the life insurance, disability, medical, dental and hospitalization benefits provided (x) to the Executive at any time during the ninety (90) day period prior to the Change in Control or at any time thereafter or (y) to other similarly situated executives who continue in the employ of the Company during the Continuation Period. The coverage and benefits (including deductibles and costs) provided during the Continuation Period shall be no less favorable to the Executive, and his dependents and beneficiaries, than the most favorable of such coverages and benefits during any of the periods referred to in clauses (x) and (y) above. The Company's obligation hereunder with respect to the foregoing benefits shall be limited to the extent that if the Executive obtains any such benefits pursuant to a subsequent employer's benefit plans, the Company may reduce the coverage of any benefits it is required to provide the Executive hereunder as long as the aggregate coverages and benefits of the combined benefit plans is no less favorable to the Executive than the coverages and benefits required to be provided hereunder. In the event any amounts attributable to these Continuation Benefits are includible in the gross income of the Executive for federal income tax purposes, the Company shall, in addition to the benefits set forth above, pay the Executive a Gross Up Payment on the amount so includible in Executive's gross income. Notwithstanding the foregoing, in lieu of providing the foregoing benefits, the Company may pay the Executive an amount equal to the cost to the Executive of obtaining comparable Continuation Benefits plus a Gross Up Payment with respect to such amount. This definition of Continuation Benefits shall not be interpreted so as to limit any benefits to which the Executive, his dependents or beneficiaries may be entitled under any of the Company's employee benefit plans, programs or practices following the Executive's termination of employment, including, without limitation, retiree medical and life insurance benefits.

         2.8 DISABILITY. A physical or mental infirmity which impairs the Executive's ability to substantially perform his duties with the Company for a period of one hundred eighty (180) consecutive days, and the Executive has not returned to his full time employment prior to the Termination Date as stated in the "Notice of Termination" (as defined below).

         2.9 EMPLOYMENT AGREEMENT. The Employment Agreement dated April 2, 2001, between the Company and the Executive, as same shall be modified, amended, supplemented, renewed or replaced.

         2.10 GOOD REASON. (a) "Good Reason" shall mean:

                  (i)    the occurrence of a Change in Control;

                  (ii) a change in the Executive's status, title, position or responsibilities (including reporting responsibilities) which, in the Executive's reasonable judgment, represents an adverse change from his status, title, position or responsibilities; the assignment to the Executive of any duties or responsibilities which, in the Executive's reasonable judgment, are inconsistent with his status, title, position or responsibilities; or any removal of the Executive from or failure to reappoint or reelect him to any of such offices or positions, except in connection with the termination of his employment for Disability, Cause, as a result of his death or by the Executive other than for Good Reason;

                  (iii) a reduction in the Executives base salary or any failure to pay the Executive any compensation or benefits to which he or she is entitled within five (5) days of the date due;

                  (iv) the Company's requiring the Executive to be based at any place outside a 30-mile radius from Somerset, New Jersey, except for reasonably required travel on the Company's business which is not materially greater than such travel generally required for such Executive;

                  (v) the failure by the Company to continue in effect (without reduction in benefit level, and/or reward opportunities) any material compensation or employee benefit plan in which the Executive was participating, unless such plan is replaced with a plan that provides at least substantially equivalent compensation or benefits to the Executive;

                  (vi) the insolvency or the filing (by any party, including the Company) of a petition for bankruptcy of the Company, which petition is not dismissed within sixty (60) days;

                  (vii) any material breach by the Company of any provision of this Agreement which is not cured within thirty (30) days after notice to the Company by the Executive specifying the breach;

                  (viii) any purported termination of the Executive's employment for Cause by the Company which is inconsistent with the terms of Section 2.4; or

                  (ix) the failure of the Company to obtain an agreement, satisfactory to the Executive, from any Successors and Assigns to assume and agree to perform this Agreement, as contemplated in Section 6(c) hereof; or

         (b) The Executive's right to terminate his employment pursuant to this
Section 2.10 shall not be affected by his incapacity due to physical or mental illness.

         2.11 GROSS UP PAYMENT. With respect to any amount includible in the Executive's gross income for federal income tax purposes (the "Taxable Benefit"), an amount in cash equal to (i) the product of the Highest Marginal Income Tax Rate and the Taxable Benefit, (ii) divided by one minus the Highest Marginal Income Tax Rate. The Highest Marginal Income Tax Rate shall mean the sum of the highest marginal combined local, state and federal personal income tax rates (including tax rates associated with any state unemployment compensation tax, any tax imposed under the Federal Insurance Contributions Act, any excise tax or surtax, and any other tax on income based on the Company's employment of the Executive), as in effect for the calendar year in which the Taxable Benefit is includible in the gross income of the Executive for federal income tax purposes. The Gross Up Payment shall be paid within ten (10) days of the payment or realization for federal income tax purposes of the Taxable Benefit.

         2.12 NOTICE OF TERMINATION. "Notice of Termination" shall mean a written notice from the Company of termination of the Executive's employment which indicates the specific termination provision in this Agreement relied upon, if any, and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

         2.13 OUTPLACEMENT SERVICES. "Outplacement Services" shall mean all reasonable costs and expenses associated with the engagement of an executive outplacement firm to provide executive outplacement services to the Executive.

         2.14 PRO RATA BONUS. "Pro Rata Bonus" shall mean an amount equal to the greater of (i) the Bonus Amount or (ii) an amount equal to the bonus objective or target established by the Board for the Executive for the fiscal year in which the termination occurs multiplied by a fraction the numerator of which is the number of days in the fiscal year through the Termination Date and the denominator of which is 365.

         2.15 RESTRICTIVE COVENANT. "Restrictive Covenant" shall mean a reasonable restriction, not to exceed three years in duration, on the Executive to engage in conduct competitive with a business, subsidiary or division of the Company.

         2.16 SERP. The supplemental executive retirement plan including a split dollar life insurance arrangement as currently established by the Company for Employee.

         2.17 SEVERANCE PAYMENT. Severance Payment shall mean a lump sum cash payment equal to twelve (12) months Base Amount.

         2.18 SUCCESS FEE. The Success Fee shall be a cash payment to Executive of $2,000,000; provided, however, that in the event of any consolidation or merger of the Company with or into another corporation (other than a merger which does not constitute a Change of Control), or the conveyance of all or substantially all of the assets of the Company to another corporation or entity, and in which the value to the common shareholders of the Company is greater than $9.00 per share (the "Common Stock Value"), the Success Fee shall be increased by the sum of $50,000 for each $.10 per share that the Common Stock Value exceeds $9.00. Common Stock Value shall mean the reasonable value of all distributions to shareholders, including cash and the reasonable value of all securities, divided by the number of common shares held by all security holders actually receiving such distributions on a fully diluted basis.

         2.19 SUCCESSORS AND ASSIGNS. "Successors and Assigns" shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.

         2.20 TERMINATION DATE. "Termination Date" shall mean in the case of the Executive's death, his date of death; in the case of Good Reason, the last day of his employment; and in all other cases, the date specified in the Notice of Termination; provided, however, that if the Executive's employment is terminated by the Company for Cause or due to Disability, the date specified in the Notice of Termination shall be at least 30 days from the date the Notice of Termination is given to the Executive, and provided further that in the case of Disability, the Executive shall not have returned to the full-time performance of his duties during such period of at least 30 days.

         3. TERMINATION OF EMPLOYMENT.

         3.1 (a) If the Executive's employment with the Company shall be terminated, in lieu of any further compensation for periods subsequent to the Termination Date, the Company shall pay and/or provide to the Executive, the following compensation and benefits:

                  (i) if the Executive was terminated by the Company for Cause, the Accrued Compensation; or

                  (ii) if the Executive was terminated by the Company for Disability, the Accrued Compensation, a Pro Rata Bonus, the Severance Payment and the Continuation Benefits, less all disability insurance payments which Employee may receive from insurance policies provided by the Company; or

                  (iii) if termination was due to the Executive's death, the Accrued Compensation and a Pro Rata Bonus; or

                  (iv) if termination was by the Executive other than for Good Reason, the Company shall pay to the Executive the Accrued Compensation.

         (b) If the Executive's employment with the Company shall be terminated for any reason other than as specified in Section 3.1(a), in lieu of any further compensation for periods subsequent to the Termination Date, the Company shall pay and/or provide to the Executive each and all of the following compensation and benefits:

                  (i)    all Accrued Compensation;

                  (ii)   a Pro-Rata Bonus;

                  (iii) the Executive's Base Amount, for the period from the Termination Date to the expiration of the term of the Employment Agreement, including any renewal period which is automatic on the Termination Date;

                  (iv) a bonus payment equal to one-twelfth (1/12) of the Bonus Amount times the number of months remaining from the Termination Date to the expiration of the term of the Employment Agreement, including any renewal period which is automatic on the Termination Date;

                  (v)    The Severance Payment;

                  (vi)   The Continuation Benefits;

                  (vii) Any Gross Up Payments to which the Executive would have been entitled from the Termination Date to the expiration of the term of the Employment Agreement, including any renewal period which is automatic on the Termination Date; and

                  (viii) The Outplacement Services.

         (c) In the event the Executive's employment is terminated for any reason other than as specified in Section 3.1(a), the conditions to the vesting of any outstanding incentive awards (including restricted stock, stock options and granted performance shares or units) granted to the Executive under any of the Company's plans, or under any other incentive plan or arrangement, shall be deemed void and all such incentive awards shall be immediately and fully vested and exercisable.

         3.2 The amounts payable under this Section 3, shall be paid as follows:

         (a) Accrued Compensation shall be paid within five (5) business days after the Executive's Termination Date (or earlier, if required by applicable law).

         (b) The Pro-Rata Bonus shall be paid within thirty (30) days after the Executive's Termination Date (or earlier, if required by applicable law).

         (c) If the Continuation Benefits are paid in cash, the payments shall be made within thirty (30) days after the Executive's Termination Date (or earlier, if required by applicable law).

         (d) The Severance Payment shall be paid within thirty (30) days after the Executive's Termination Date (or earlier, if required by applicable law).

         (e) The amounts provided for in Sections 3.1(b)(iii) and (iv), shall be paid within thirty (30) days after the Executive's Termination Date (or earlier, if required by applicable law).

         3.2 The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment except as provided in Section 2.7.

         3.3 Executive's employment and the Employment Agreement may be terminated by the Company for Cause, Disability or death of the Executive, or by the Executive for Good Reason, by service of a Notice of Termination in accordance with this Agreement. For purposes of this Agreement, no such purported termination shall be effective without service of a Notice of Termination.

         4. CHANGE OF CONTROL.

         4.1 In the event of a Change of Control as described in Sections 2.5(a) and (b), the Company shall provide notice to the Executive within ten (10) days of the date the Company has notice of such Change of Control transaction. If the Executive provides notice in writing to the Company, within ninety (90) days after the Company's notice, that the Executive intends to terminate his Employment Agreement for Good Reason effective thirty (30) days after the date of such notice, in addition to the benefits provided elsewhere in this Agreement, the Company shall pay and/or provide to the Executive, the following compensation and benefits:

         (a) The Company shall pay the Executive as additional severance, in a single payment, an amount in cash equal to three times the amount of the five year average of the gross income of the Executive, as reported by the Company for federal income tax purposes or, at the option of the Executive, credit such amount against the exercise price of Executive's employee stock options; and

         (b) The conditions to the vesting of any outstanding incentive awards (including restricted stock, stock options and granted performance shares or units) granted to the Executive under any of the Company's plans, or under any other incentive plan or arrangement, shall be deemed void and all such incentive awards shall be immediately and fully vested and exercisable.

         4.2 Notwithstanding the provisions of Section 3 to the contrary, in the event the Executive's employment is terminated for any reason within twenty-four
(24) months of a Change of Control, the amounts provided for in Sections 3.1(a) and (b), including the Continuation Benefits, if the Continuation Benefits are paid in cash, and the amounts payable under Section 4.1 shall be paid in a single lump sum cash payment within five (5) business days after the Executive's Termination Date (or earlier, if required by applicable law).

         4.3 In the event of a Change of Control as described in Section 2.5(c), the Company shall provide thirty (30) days prior written notice to the Executive of the anticipated closing date of such Change of Control transaction. If the Executive provides notice in writing to the Company, at least five (5) days prior to the closing date specified in the Company's notice, that the Executive intends to terminate his Employment Agreement for Good Reason effective on the closing date, there shall be paid to the Executive in a single lump sum, cash payment simultaneously with the closing of such Change of Control transaction, the amounts provided for in Sections 3.1(a) and (b), including the Continuation Benefits, if the Continuation Benefits are paid in cash. Upon the closing of such Change of Control Transaction and the payments of the amounts due
Executive under this Agreement, Executive's employment, and the Employment Agreement shall be deemed terminated for Good Reason.

         4.4 In addition to any of the payments or benefits under this Agreement, in the event of any consolidation or merger of the Company with or into another corporation (other than a merger which does not constitute a Change of Control), or the conveyance of all or substantially all of the assets of the Company to another corporation or entity, in a transaction or series of transactions which are consummated prior to May 22, 2004, the Executive shall be entitled to the Success Fee. The Success Fee shall be paid to the Executive in a single lump sum, cash payment on the closing of the transaction to which the Success Fee relates. Notwithstanding the foregoing, the Success Fee shall be contingent on the agreement of the Executive to a Restrictive Covenant, if such Restrictive Covenant is required as a condition to the closing of the transaction on which the Success Fee is based.

         5. EXCISE TAX GROSS UP PAYMENT

         (a) The Company and the Executive acknowledge that the payments and benefits provided under this Agreement, and benefits provided to, or for the benefit of, the Executive under other Company plans and agreements (such payments or benefits are collectively referred to as the "Payments") are subject to the excise tax (the "Excise Tax") imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"). In addition to the Payments, the Company shall pay to the Executive within five (5) business days of Payment subject to the Excise Tax, a gross up payment (the "Gross Up Payment") equal to the amount which, after the deduction of any applicable Federal, State and Local income taxes attributable to the Gross Up Payment, is equal to the Excise Tax including the Excise Tax attributable to the Gross Up Payment.

         (b) The Company shall pay to the applicable government taxing authorities, as Excise Tax withholding, the amount of the Excise Tax that the Company has actually withheld from the Payment or Payments.

         (c) If it is established pursuant to a determination of a court, or an Internal Revenue Service (the "IRS") decision, action or proceeding, that there has been an underpayment of the Excise Tax (an "Underpayment"), the Company shall pay to the Executive within thirty (30) days of such determination or resolution, the amount which, after the deduction of any applicable federal, state and local income taxes, including the Excise Tax, is equal to the Underpayment, plus applicable interest and penalties until the date of payment.

         (d) The Company hereby agrees to indemnify, defend, and hold harmless the Executive for any and all claims arising from or related to non-payment of Excise Tax, including the amount of such tax and any and all costs, interest, expenses, penalties associated with the non-payment of such tax to the fullest extent permitted by law.

         6. SUCCESSORS: BINDING AGREEMENT

         (a) This Agreement shall be binding upon and shall inure to the benefit of the Company, and its Successors and Assigns, and the Company shall require any Successors and Assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.

         (b) Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal representative.

         (c) In the event that a Division (or part thereof) is sold, divested, or otherwise disposed of by the Company subsequent to or in connection with a Change in Control and the Executive accepts employment by the purchaser or acquiror thereof, the Company shall require such purchaser or acquiror to assume, and agree to perform, the Company's obligations under this Agreement, in the same manner, and to the same extent, that the Company would be required to perform if no such acquisition or purchase had taken place.

         7. PRIOR AGREEMENTS

         7.1 This Agreement supersedes and replaces the following sections of the Employment Agreement: Article VIII, Article IX and Article XII.

         7.2 The Executive's entitlement to any other compensation or benefits shall be determined in accordance with the Company's employee benefit plans and other applicable programs, policies and practices then in effect, including the SERP.

         7. FEES AND EXPENSES. The Company shall pay all reasonable legal fees and related expenses (including the costs of arbitrators, experts, evidence and counsel) incurred by, the Executive as they become due as a result of (a) the Executive's termination of employment (including all such fees and expenses, if any, incurred in contesting or disputing any such termination of employment) in violation of this Agreement, (b) the Executive seeking to obtain or enforce any right or benefit provided by this Agreement.

         8. ARBITRATION. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof, (collectively, a "Claim") shall be settled by arbitration pursuant to the rules of the American Arbitration Association. Any such arbitration shall be conducted by one arbitrator, with experience in the matters covered by this Agreement, mutually acceptable to the parties. If the parties are unable to agree on the arbitrator within thirty (30) days of one party giving the other party written notice of intent to arbitrate a Claim, the American Arbitration Association shall appoint an arbitrator with such qualifications to conduct such arbitration. The decision of the arbitrator in any such arbitration shall be conclusive and binding on the parties. Any such arbitration shall be conducted in the Somerset, New Jersey area.

         9. NOTICE. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses as set forth below or to any such other address as the party to receive the notice shall advise by due notice given in accordance with this paragraph . All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

         The current addresses of the parties are as follows:

                  IF TO THE COMPANY:     TeamStaff, Inc.
                                         300 Atrium Drive
                                         Somerset, NJ 08873

                  IF TO THE EMPLOYEE:    Donald W. Kappauf
                                         1044 Tullo Farm Road
                                         Bridgewater, NJ 08807

         10. NON-EXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company (except for any severance or termination policies, plans, programs or practices) and for which the Executive may qualify, nor shall anything herein limit or reduce such rights as the Executive may have under any other agreements with the Company (except for any severance or termination agreement). Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan or program of the Company shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

         11. SETTLEMENT OF CLAIMS. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others.

         12. NO EMPLOYMENT RIGHT. Except as provided in the Employment Agreement, this Agreement does not constitute, and shall not be construed to provide, any assurance of continuing employment.

         13. MISCELLANEOUS. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, specifying such modification, waiver or discharge, and signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

         14. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey without giving effect to the conflict of laws principles thereof. Any action brought by any party to this Agreement to enforce any decision of an arbitrator made as contemplated in Section 8 above shall be brought and maintained in a court of competent jurisdiction in the State of New Jersey.

         15. SEVERABILITY. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

         16. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the day and year first above written.

TEAMSTAFF, INC.

By:____________________________
Name:__________________________
Title:_________________________



Executive:_____________________